Maricor Properties and Ashford Investments Enter Into New Atlantic Canadian Real Estate Joint Venture

MONCTON, NB -- 08/17/2005 -- Maricor Properties Ltd (AMEX: MAM), a Canadian-based real estate investment and development company and wholly owned subsidiary of Maine & Maritimes Corporation, has entered into a joint venture agreement with Ashford Investments Inc., a real estate development and management company, both with operations in Moncton, New Brunswick and Halifax, Nova Scotia. The newly formed joint venture corporation will be called Maricor Ashford Ltd and will be headquartered in Moncton, New Brunswick.

"Over the last several years we have developed a very progressive working relationship with Ashford, one that is underscored by a sound commitment to similar values and development philosophies," stated J. Nick Bayne, President and CEO of MAM. "This new agreement will allow us to expand that relationship and to execute new development opportunities and investments within Atlantic Canada that would only be possible through our joint venture. This new joint venture will bring an entirely new philosophy of development to Atlantic Canada, one focusing on the concepts of sustainability and 'smart growth,' while offering expanding facilities management services differentiated by our proprietary asset management information technology, LEED engineering capabilities, energy management skills, and sustainable asset management services."

"We are extremely pleased with our expanded relationship with Maricor Properties," says Patrick Gillespie, President of Ashford Investments Inc. "We believe that our mutual commitment to the economic progress of Atlantic Canada along with our mutual commitment to a sustainable environment can and will create significant value for all of the region. We very much look forward to announcing exciting, new concepts for urban renewal within the region, redevelopments and developments that help rebuild our region's downtowns, while minimizing urban sprawl. As a commitment to the region, our focus will expand to include incorporating a commitment to the arts with each of our new developments, as exemplified by our upcoming dedication of a unique art series highlighting downtown Moncton."

Patrick Gillespie will serve as President of Maricor Ashford Ltd. Gillespie is a graduate of the University of Moncton Law School, Moncton, New Brunswick and was called to the Bar in Ontario in 1989 and New Brunswick in 1990 with a primary focus on real estate and commercial law. He also holds a Bachelor of Commerce Degree from Dalhousie University, Halifax, Nova Scotia. He has served as President of Ashford investments since 1996. In addition, he served as Corporate Counsel/Director of Real Estate for Assumption Mutual Life Insurance Company, as well as Associate Counsel for Irving Oil responsible for real estate.

Jim Dixon will serve as Chief Financial Officer and currently serves as Executive Vice President and Treasurer of Ashford Investments. He received his Bachelor of Science and Engineering Certificate from Mount Allison University in Sackville, New Brunswick, and attained Charter Accountant designation in 1981. Prior to his current position he served as Secretary and Treasurer of Sumner Capital, Controller of Sumner Tire, Deputy Treasurer of the City of Moncton and a public accountant for a predecessor firm of Grant Thornton.

Maricor Properties owns facilities in New Brunswick and Nova Scotia, including the office complexes which house the offices of The Maricor Group Canada in both Moncton and Halifax, sister companies of Maricor Properties. Its primary market is Atlantic Canada, with a focus on commercial facility, urban multi-family residential, mixed-use, and leisure real estate assets in urban redevelopment districts, historic districts, and coastal regions, as well as public facility infrastructure projects. Maricor Properties maintains a commitment to sustainable development, working to balance energy, economic, and environmental values.

Ashford Investments has been involved in a number of key development projects across Atlantic Canada, including the construction of new public schools through unique public and private partnerships within Nova Scotia. Ashford owns significant real estate assets within the Maritime region and is one of the region's leading facilities management firms.

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility; The Maricor Group, and its Canadian subsidiary, The Maricor Group, Canada Ltd, and its U.S. subsidiary RES Engineering, Inc., both engineering, energy efficiency, asset development and facility lifecycle asset management services companies; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiary Mecel Properties Ltd; and Maricor Technologies, Inc., a sustainable asset lifecycle and capital planning information technology based subsidiary. MAM's headquarters are in Presque Isle, Maine, and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Boston, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com

Cautionary Statement Regarding Forward-Looking Information

NOTE: This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements, its expectations are based on reasonable assumptions, any such statement involves uncertainties and risks. MAM cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, MAM's ability to raise necessary financing, and MAM's ability to execute its business plans in a timely and efficient manner.

For More Information Contact:
Mike Randall
VP, Marketing, Communications and Government Relations
Tel: 506-852-7523
Email:  mrandall@maineandmaritimes.com

Annette N. Arribas
VP, Investor Relations and Treasury
Tel:  207.760.2402
Email:  aarribas@maineandmaritimes.com